                                                                   EXHIBIT 10.32


March 3, 1999



Fabrizio Bonanni, Ph.D.
872 Burr Ave.
Winnetka, IL   60093

Dear Fabrizio,

On behalf of Amgen, I am pleased to offer you the position of Sr. Vice President, Quality and Compliance, salary grade E37, reporting to me. Your base salary will be $29,167.00 per month.

Upon acceptance of this offer you will be entitled to a $300,000.00 sign on bonus. The net amount of this bonus (after federal and state tax deductions) will be paid within 30 days of your date of hire.

In addition, subject to the approval of the Compensation Committee of the Amgen Board of Directors, you will be granted the option to purchase 100,000 shares of Amgen common stock at a price equal to 100% of the fair market value at the close of the stock market on your date of hire. The shares will be granted as Incentive Stock Options (ISO's) to the extent permitted by law, with the balance being issued as Non-Qualified (NQ's) stock options. The options will have a seven year term and will vest over five (5) years in equal annual installments of 20,000 shares commencing with your first anniversary. Amgen will guarantee that, calculated as if you had not sold any of the underlying stock, the then vested portion of the 100,000 share options will appreciate in value by at least $2,500,000.00 on at least one day on or before the fifth anniversary of your start date. Of course, Amgen will not guarantee that you will actually realize this profit if you do not sell all of the vested option shares on that date.

You will be eligible to participate in the Amgen Management Incentive Plan (MIP) with a target award of 58% of base salary. We would guarantee MIP at 100% achievement through 2001.

You will also have the opportunity to participate in our comprehensive benefits program. Amgen's excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen's medical coverage you must:

Fabrizio Bonanni
March 3, 1999

1. Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.
2.  Complete the required enrollment paperwork within 31 days of your hire date.
3.  Meet all other eligibility requirements under the plan.

In the event that your job is eliminated or you are terminated without cause or you terminate your employment with Amgen for good cause within three (3) years of your start date, you will be entitled to a severance package which will include two (2) years of Salary Continuation. The definition of "good cause" for purposes of this paragraph is (i) a diminution in your position (including status or title), authority, duties or responsibilities, and such diminution was not made by mutual agreement set forth in writing between you and Amgen at the time such diminution was made, or (ii) a reduction in your base salary or bonus opportunity. The definition of the components of "Salary Continuation" for purposes of this paragraph are (i) your base salary, (ii) the average of your MIP payments during your term of employment at Amgen (or, should your employment at Amgen terminate before your first year, your target MIP) and (iii) continued stock option vesting during the period of Salary Continuation.

You shall have no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to you pursuant to this agreement and such amounts shall not be reduced or offset by any amounts, including compensation from other employment. As a member of the Operating Committee, you are also covered under the Amgen Change in Control Plan.

Amgen's Retirement & Savings 401(k) Plan provides an opportunity for you to save up to 15% of your pay on a tax deferred basis. Amgen will also contribute to your 401(k) account to help you save for your future financial goals. The benefits, services and programs are summarized in the enclosed brochure called "Welcome to Amgen - Total Compensation and Benefits at Amgen."

Amgen provides director and officer insurance to cover its officers should they be named in a suit against Amgen as a result of acting in the course and scope of their employment at Amgen. Such coverage extends beyond the period of an officer's employment at Amgen if such officer is being named in a suit against Amgen as a result of their past period of employment at Amgen and in connection with such officer's acting within the course and scope of such employment.

This offer is contingent upon the successful completion of the verification of the information listed on your application for employment at Amgen.

Fabrizio Bonanni
March 3, 1999

Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled "Arbitration of Disputes - Amgen Inc." which includes a Mutual Agreement to Arbitrate Claims. This offer is contingent upon your completing the items described in Attachment 1.

Also enclosed and included as part of this offer (Attachment 2) is information about the main points of the relocation assistance which Amgen will provide to you to relocate to the "local area." The brochures included describe each component in more detail. Upon acceptance of this offer, please contact Kristen McCloskey, Relocation Coordinator, at (805) 447-2854 to initiate your relocation benefits.

By signing this letter, with the exception of Amgen's obligation under this letter to pay you Salary Continuation as described herein, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Amgen Inc. or any of its subsidiaries, or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's Vice President of Human Resources and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

Fabrizio, we are enthusiastic about the contribution you can make, and we believe that Amgen can provide you with attractive opportunities for personal achievement and growth. I look forward to your favorable reply before March 17, 1999. If you accept our offer, please sign and date the copy of the letter and return it in the enclosed

Fabrizio Bonanni
March 3, 1999

envelope to Ed Garnett along with the completed and signed Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact Ed Garnett at (805) 447-3003.

Sincerely,



/s/Ed Garnett for Kevin Sharer
Kevin Sharer
President and Chief Operating Officer

KS:EG:cg
Enclosures


/s/Fabrizio Bonanni,  March 12, 1999
------------------------------------
Signature of Acceptance    Date


April 12, 1999
--------------
Anticipated Start Date
(Please select a Monday start date if possible in order to coincide with our New Hire Orientation Schedule)

Fabrizio Bonanni
March 3, 1999

                                  ATTACHMENT 1



In order to accept our offer you will be required to:

     A) Complete, date and sign the Amgen Proprietary Information and Inventions Agreement and return it with your signed offer letter.

     B) Date and sign the enclosed Mutual Agreement to Arbitrate Claims and return it with your signed offer letter.

     C) You will be required to provide Amgen with proof of your identity and eligibility for employment per requirements of the Immigration Reform and Control Act of 1986 within 3 (three) days of hire. Information pertaining to this Act and required proof are enclosed.

Fabrizio Bonanni
March 3, 1999

                                 ATTACHMENT 2
                                    Page 1


RELOCATION ASSISTANCE COVERAGE

  All relocation expense coverage to be provided as a part of your Amgen employment offer is outlined in this attachment. This relocation expense coverage is designed to offset most of the cost of your relocation. However, as a new staff member, it is expected that you will make every effort to reduce or eliminate relocation expense wherever possible.

  Please Note: Upon acceptance of your offer, please contact Kristen McCloskey, Relocation Coordinator, at (805) 447-2854 to initiate your relocation benefits.

     Marketing Assistance, Home Sale, and Home Sale Incentive Program
     ----------------------------------------------------------------

     A Marketing Assistance Program is available to assist in the sale of your current primary residence. Also, through the Home Sale Program, we will offer you the opportunity for a third party purchase of your current primary residence if you are unable to sell your home within 90 days.
     Under this program, an interest-free equity bridge loan is available to assist in the purchase of your new residence. The seller's normal, non-recurring closing costs associated with the sale of your home (i.e., real estate commission, title expense, etc.) will be paid by Amgen through this program. You are also eligible for the Home Sale Incentive Program which is designed to reward you for helping expedite the sale of your home. For additional information, and to initiate the program contact the Relocation Coordinator. You must contact the Relocation Coordinator before taking any
                                                              -----------------
     action to sell your home.
     ------------------------

     Additionally, should you close escrow on the purchase of a home in the new "local area" prior to the sale of your current residence, Amgen will reimburse up to 3 months of your current mortgage payment and other reasonable related costs (i.e., utilities, prorated taxes, insurance, etc.).

     House Hunting Trip
     ------------------

     Amgen will provide to you a lump sum allowance to assist you with your house hunting efforts. The intent of this allowance is to cover round-trip airfare, ground transportation and hotel for up to 5 days, and a food per diem, for you and your household members. You should call Dollie Grajczak at 805-447-2318 in Amgen's Corporate Travel Dept. for assistance with your travel plans. You will receive the lump sum reimbursement upon your presenting evidence that you took such trip (in the form of the airline tickets or hotel bill associated with this trip) to the Relocation Coordinator.

Fabrizio Bonanni
March 3, 1999


     Temporary Living Expenses
     -------------------------

     Temporary living lodging expense will be covered for a period of up to 90
                                                                            --
     days in Amgen leased lodging units. If you need to stay in the temporary lodging unit more than 90 days, you will be responsible for the cost of the
                            ---
     unit at the daily rate negotiated by Amgen. Since Amgen has contracted for these temporary lodging accommodations, there is no need to make arrangements on your own. The Relocation Coordinator will assist in making these lodging arrangements for you. Amgen will also determine a per diem allowance, to be paid to you as a lump sum for food, telephone and miscellaneous expenses you may incur during your 90 day temporary living
                                                      --
     period.

     One-Way Travel Expenses
     -----------------------

     Amgen will reimburse one-way travel expenses for you and your household members to take residence in the "local area." If Amgen has arranged for your car to be moved by a moving company, Amgen will also pay for rental of one automobile, for up to 14 days. You should contact Dollie Grajczak at 805-447-2318 in Amgen's Corporate Travel Dept. to make your travel reservations.

     Moving Household Goods
     ----------------------

     Amgen will arrange for packing, moving, and unpacking of normal household possessions, including up to two automobiles. Amgen will also pay for up to 90 days storage of household goods, if necessary. Amgen will
                   --
     initiate contact with moving companies and will handle all details with the company assigned to your move.

     Relocation Allowance
     --------------------

     Amgen will provide you with a $2,500.00 relocation allowance to be used at your discretion, to cover incidental expenses associated with your move which are not covered in other sections of relocation coverage. Receipts or other accounting for the use of this allowance are not required.

     Renter Assistance - Lease Termination Former Residence
     ------------------------------------------------------

     Amgen will reimburse you for the penalty incurred by the premature termination of your current documented lease agreement, in an amount not to exceed the equivalent of two months' rent.

     Rental Assistance - Security Deposit New Residence
     --------------------------------------------------
     Amgen will reimburse you for the deposit on a rental property in the new "local area" in an amount not to exceed the equivalent of one month's rent, plus application fees.

     OR

Fabrizio Bonanni
March 3, 1999


     Non-Recurring Home Purchase Closing Costs
     -----------------------------------------

     Reimbursement of the buyer's normal, non-recurring closing costs associated with the purchase of a home in the "local area", including up to two points (2%) of the mortgage amount for loan origination or discount expense.

     Adjustable Rate Secured Loan
     ----------------------------

     To aid in the purchase of a home in the "local area", Amgen is prepared to offer you a five year, adjustable rate loan which will be secured as a second mortgage on your new home. However, you will be expected to provide a minimum down payment investment of at least 5% of the purchase price from your own funds or other sources which are not secured by this home.

     The amount of the loan can be up to 20% of the documented purchase price of a home not to exceed $250,000. The loan will be funded prior to close of escrow at a date to be determined solely by Amgen. This loan will not be funded prior to you beginning your employment at Amgen.

     The 1999 rate on the loan is 4.4 %. The rate is adjusted January 1st of each year based on the average "Introduction Rates" on adjustable loans as offered by California banks and savings & loans. The most the rate will change each year is 1% with a cap of 3% over the life of the initial loan.

     You will be required to make semi-monthly interest-only payments by payroll deduction, with the principal amount due on or before the end of the five-year period.


     In addition to the usual relocation package, Amgen will offer the following:

     Amgen will forgive 20% of the loan principle on each anniversary date of employment until the loan principle is zero. Each year the principle amount is reduced by 20%, the interest of only payments will be reduced accordingly, and the loan amount that is forgiven will be reported as income to you and will be subject to federal, state, and other applicable taxes.

     Tax Gross-up Assistance
     -----------------------

     Amgen will provide for tax assistance (gross-up) for the non-deductible portion of those reimbursed relocation expenses which are considered as ordinary income for state or federal income tax purposes.

Fabrizio Bonanni
March 3, 1999


     Local Area
     ----------

     References to the "local area" generally means the new work site is a minimum of a 90 minute commute (during peak a.m. commute hours as determined by a commuting study performed for the Company) from the staff member's current residence, and the move to the new residence reduces commuting time by at least 50%.

     Duration of Relocation
     ----------------------

     This relocation expense coverage is intended to assist in getting you established in your new residence in the "local area" as quickly as possible. Therefore, it is required that all relocation assistance provided for in this attachment and all expense reimbursements for this assistance be completed within one year from your date of hire in your new location.